Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (hereinafter, the “Agreement”) is offered to Brandon Nelson (“Executive”) by JetBlue Airways Corporation (the “Company”) as of the date set forth on the signature page hereto.
WHEREAS, Executive understands that this Agreement is being executed in conjunction with the benefits offered hereunder and timely acceptance, without modification and without revocation, is required as a pre-condition to receipt of such benefits;
WHEREAS, the parties have determined that Executive shall relinquish his role as General Counsel effective August 5, 2024.

WHEREAS, the parties agree Executive is to serve as an Advisor on an at-will basis during the Advisory Period (as defined below), unless terminated sooner in accordance with the terms herein.

NOW THEREFORE, in consideration of the payments and other benefits provided, and intending to be legally bound thereby, and in exchange for Executive 's execution and non-revocation of the Supplemental Release satisfactory to the Company, attached herein as Exhibit A (the “Supplemental Release”), the Company and Executive covenant and agree as follows:
1.Advisory Period. Executive will transition from his role as General Counsel on August 5, 2024 (the “Transition Date”) to a Senior Advisor role and thereafter serve in an advisory capacity through November 1, 2024 (the “Advisory Period”). As a Senior Advisor, Executive will assist with the transition of his functions and advise the Company as necessary. During the Advisory Period, the Executive shall not be required to regularly attend the Company’s offices, access Company electronic systems, or conduct any business on behalf of the Company, other than in the performance of specific projects as requested by the Chief Executive Officer or her designee, for which the Executive shall allocate sufficient business time, skill, and effort. During the Advisory Period Executive shall remain an employee and shall continue to be bound by all policies, duties, and procedures except as otherwise provided herein; provided, however, that Executive shall no longer accrue Paid Time Off during the Advisory Period nor be eligible for any newly granted equity awards.

2.Separation. Executive acknowledges that Executive’s service with the Company will terminate on the termination of the Advisory Period (the “Separation Date”). Notwithstanding the Executive ’s Advisor role during the Advisory Period, Executive shall be deemed to have resigned from all other positions with or on behalf of the Company and any affiliate of the Company as of the Transition Date and hereby agrees to execute and deliver any document or other instrument and take such further actions as the Company deems necessary or advisable to effect the termination of each such position. After the Separation Date, Executive shall not represent himself as being a current Executive, officer, agent or representative of the Company or any of its subsidiaries or affiliates for any purpose, except as may be required to perform Advisor functions. Whether Executive signs this Agreement or not, Executive will receive all amounts required to be paid to him by law. In addition:

a.The Company may terminate Executive’s Advisory Period in accordance with Section 12 below. Executive may terminate Executive’s Advisory Period earlier than November 1, 2024 upon written notice to the Company of no less than fifteen (15) days. If Executive voluntarily terminates the Advisory Period and abides by any Company requirements of transition during such fifteen (15) day period, the Company’s obligation to make or continue future payments and benefits under Sections 3(b)-(g) of this Agreement shall commence as of the Separation Date. If the Executive terminates the Advisory Period without such 15 days notice or otherwise does not abide by Company requirements of transition, or otherwise pursuant to Section 12 below, the Company’s obligation to make or continue future payments and benefits under Sections 3(b)-(g) of this Agreement shall cease.
b.Should Executive die or become disabled during the Advisory Period, the Company shall include any remaining salary payments due to Executive through the Separation Date (as defined above) into a lump sum payment, less all applicable withholdings and deductions, to Executive (or their designated beneficiary) to be made within 15 business days of the execution and non-revocation of the Supplemental Release. In such case, the parties agree that no further amounts shall be owed to the Executive or any designated beneficiaries under this Agreement, provided, however, that the Company’s obligations to make or continue future payments and benefits under Sections 3(b)-(g) of this Agreement shall be made to Executive’s estate (if applicable), or commence to Executive as of the Separation Date. If Executive is unable to execute a Supplemental Release due to death, any payments otherwise conditioned on such execution will be paid to Executive’s designated beneficiary.

3.Consideration and Benefits. In consideration for Executive’s obligations hereunder, including that Executive timely signs, returns, and does not revoke both the Agreement and the Appendix A/Supplemental Release, and abides by same, the Company shall provide Executive the following consideration and benefits which shall be in lieu of any payments and benefits under the JetBlue Airways Corporation Severance Plan (the “Severance Plan”), which are hereby expressly waived by Executive:

(1)Advisory Compensation. During the Advisory Period, Executive shall continue to be actively employed by the Company with duties as more specifically stated herein, and will be paid his annual Base Salary of $550,000 per annum less all applicable withholdings and deductions, in accordance with the Company’s normal payroll cycles.

(2)Salary Continuation. Following the Separation Date, the Company shall pay Executive 12 months of salary continuation in accordance with the Company’s normal payroll cycles in the amount of $45,833.33 per month, equaling $550,000 annual salary in total, less applicable withholdings. The salary continuation payments provided in this Section shall commence on the first payroll cycle following the separation date; provided, however, that if the Consideration Period together with the Revocation Period (as each is defined below) begins in one calendar year and ends in a later calendar year, such payments shall commence no earlier than the first payroll cycle to occur in such later calendar year. The first salary continuation payment shall include all amounts for the period from the Separation Date to the date of such payment.

(3)Pro-Rated Annual Bonus. The Company shall pay Executive a pro- rated annual bonus for the year of Executive ’s separation in the amount of $393,208, less applicable withholdings, which shall be paid as soon as administratively possible following the Separation Date.

(4)Outstanding Equity Awards. As of the Separation Date, Executive will hold the following outstanding equity awards under the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (or any successor equity plan)(the “Plan”)”: Restricted Stock Units (“RSUs”) representing 310,946 shares of Company common stock, of which 219,685 RSUs shall forfeit. The terms and conditions of the Plan and applicable award agreements shall continue to control the exercise, vesting, termination and forfeiture (as applicable) of such awards, except as provided below in accordance with the terms of the Severance Plan:

(i) If the Participant holds any outstanding Restricted Stock Unit awards under the Plan, such RSUs that are scheduled to vest within the 11 calendar months following the calendar month in which the Separation Date occurs shall continue to vest and be settled as if Employee were still employed by the Company; provided, however, that Awards granted on April 27, 2023 (“Transaction Incentive Awards”)shall forfeit as of the Separation Date. The total number of shares scheduled to vest under the upcoming 11 months totals 91,261.
(5)Medical/Dental Benefits. If Executive was a participant in the group medical and dental benefits sponsored by the Company on the day before the Separation Date, the Company will, if Executive properly and timely elects continuation coverage under the terms of such benefit plans, provide continued medical and dental benefits in accordance with the terms and conditions of the governing medical and dental benefit plan documents for twelve (12) months following the Separation Date. Thereafter, Executive will be entitled to elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for so long as Executive pays the applicable monthly COBRA cost of such continuation coverage.
(6)Career Transition Consulting Services and Legal Fees. The Company will pay Executive a lump sum of $20,000, less taxes and withholdings, payable in the first practicable pay period subsequent to the Separation Date. Executive may, but shall not be required to utilize such lump sum for career counseling and career transition consulting services or legal fees incurred in the negotiation of this Agreement. Should Executive elect to use such amounts for career transition consulting services, Executive must contact Nikolaos Sakkas, Managing Director Talent, Crew and Values Relations, in order to initiate any such services. To the extent the Executive notifies the Company within ten (10) days of the Effective Date to make some portion of the payment provided for in this Section 3(f) to his counsel, the

Company shall issue such notified amount to Duane Morris LLP, Attn: John A. Nixon. Payment of this amount is in settlement of Employee’s attorney’s fees and costs, for which an IRS Form 1099 will be issued. Prior to Company making such payment, Employee’s counsel will complete and deliver to Company a Form W-9, the receipt of which is a prerequisite for any such payment to be made to Duane Morris LLP pursuant to this provision. Employee acknowledges and agrees that if any taxing authority challenges the allocation of the payment provided herein to Duane Morris LLP, and seeks the payment of any additional taxes that should have been paid by Employee, Employee shall be responsible for any such additional taxes and shall indemnify the Company for any such taxes and/or penalties.

(7)Travel Privileges. In addition to the benefits set forth in Sections 3(b) through 3(f), the Company shall also provide Executive with the travel privileges as set forth in this Section 3(g). During the salary continuation period set forth in Section 3(b) above, Executive shall receive flight benefits in effect prior to the Separation Date, including Mosaic status, subject to the terms and conditions of the Company’s pass travel programs, as may be amended from time to time, including, but not limited to, any changes as may be required by Section 409A (as defined below) or as amended by the Company. During the salary continuation period, Executive and Executive’s Eligible Dependents (within the meaning of the Company’s travel pass programs) shall be eligible for positive space flight benefits followed by LIFETIME positive space leisure flight benefits on JetBlue and participating OAL agreements subject to the other terms and conditions of the Company’s pass travel programs, including, but not limited to any changes as may be required by Section 409A or as amended by the Company. The Company shall use reasonable efforts to assist Executive in obtaining OAL retiree flight privileges, if applicable. Only Eligible Dependents that are listed on Executive ’s travel eligibility card as of the Separation Date shall be eligible for travel benefits under this Paragraph, unless the Executive has a Qualifying Life Event that would deem eligible dependents eligible for benefits under this program. If Executive is re-hired by the Company following the Separation Date, the benefits set forth in this Section and any “grandfathered” status with respect to Executive ’s dependents shall be forfeited. Flight benefits and Eligible Dependent qualifications upon rehire shall be subject to the Company’s travel policies then in effect. Violation of the Company’s pass riding guidelines shall result in the termination of all benefits set forth in this Section.

(8)Unemployment Benefits. The Company shall not contest Executive’s application for unemployment benefits once the salary continuation period has ended.

4.Executive Representations. Executive hereby affirms that: (a) except for the consideration and benefits provided for in Paragraph 3 above (which Executive acknowledges that Executive is only eligible to receive if Executive signs, returns and does not revoke this Agreement, inclusive of the Supplemental Release, and complies in full with same), Executive is not entitled to any other consideration or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, leave, severance pay, or any other payments or benefits whatsoever under any other Company plan or program, including, without limitation, the Severance Plan; (b) Executive has no known workplace injuries or occupational diseases for which a claim for workers’ compensation benefits could be made or an award of benefits could be issued and has not been denied any leave requested, whether paid or unpaid, under the Family and Medical Leave Act or any other law; (c) Executive, as of the date of Executive’s execution of this Agreement, has neither filed nor caused to be filed any claim against the Company in any forum; (d) Executive finally affirms that Executive has not made any reports or filed any complaints that the Company engaged in any type of corporate fraud, wrongdoing or other unlawful policy or practice and Executive is not aware of nor has Executive observed any such fraud, wrongdoing or other unlawful policy or practice; (e) the Company has no debts to Executive; (f) no part of the benefits provided to Executive pursuant to Paragraph 3 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code.

5.Release. In consideration of the obligations of the Company herein, specifically the payments and benefits described in Paragraph 3 of this Agreement, of which Executive acknowledges that Executive is not otherwise entitled, Executive (on behalf of Executive and Executive’s heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, executives, insurers, agents (hereinafter referred to collectively as the “Releasees”), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever which Executive, Executive’s heirs, executors, administrators and assigns has against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date Executive executes this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but not limited to, any or all matters relating to Executive’s employment by the
Company and the separation thereof, Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964(“Title VII”), the Americans with Disabilities Act of 1990 (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 U.S.C. §§ 1981-86, the Equal Pay Act (“EPA”), the Family and Medical Leave Act of 1993 (“FMLA”), the Executive Retirement Income Security Act of 1974 (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, Occupational Safety and Health Act of 1970, all New York state labor and employment laws, including, but not limited to the New York Executive Law, the New York Human Rights Law, the New York Equal Rights Law, the New York Rights of Persons with Disabilities Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Bias Against Cancer Victims Law, the New York Adoptive Parents’ Child Care Leave Law, the New York Smokers’ Rights Law, the New York Paid Family Leave Law the New York Labor Law, the New York Civil Rights Law the New York Constitution, New York City’s Earned Safe and Sick Time Act, New York Common

law, all New York City labor and employment laws, including, but not limited to, the New York City Administrative Code, the New York City Human Rights Law, as amended, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, breach of public policy, libel, slander, defamation, breach of privacy, wrongful discharge/termination, and infliction of emotional distress, any other applicable international, federal, state or local law, any claims related to harassment, discrimination, or retaliation by any Executive or agent of the Company (including off-duty conduct).

Nothing in this Paragraph, or in the Agreement generally (i) shall be construed as a release or waiver of any claim or right that may arise after the execution of this Agreement; (ii) shall be construed as a release or waiver of any rights under ERISA that Executive may have to vested benefits as of the Effective Date of this Agreement; (iii) constitutes a release or waiver of any claim or right Executive may have for workers’ compensation, unemployment compensation, and/or under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); or (iv) constitutes a release or waiver or any claim or right that cannot lawfully be released (subsections (i)-(iv) of this paragraph to be collectively referred to as the “Excluded Claims”).
6.Covenant Not to Sue. Executive represents and agrees that Executive has not filed any claim, charge, allegation, or complaint for monetary damages, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Releasee in any manner, including without limitation, any Releasee’s business or employment practices. Except as provided in Paragraph 14, Executive covenants and agrees never, individually or with any person or entity or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Releasee any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of the general release of claims contained in Paragraph 5 of this Agreement or the Supplemental Release (collectively, the “Releases”) excluding the

Excluded Claims. If Executive takes any action to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Releasee that is the subject of the Releases or is in connection with Executive ’s employment or service with any Releasee or the termination thereof, excluding the Excluded Claims, the Company’s obligation to provide any payments pursuant to Paragraph 3 shall immediately cease. Notwithstanding the foregoing, nothing in this Agreement precludes Executive from challenging the validity of the Release under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Releasee in connection with a challenge under the ADEA to the validity of the Release. However, Executive acknowledges that the Releases apply to all claims that they have under the ADEA, and that unless the Releases are held to be invalid, all such ADEA claims shall be extinguished.

7.Company Property. Executive shall return, on or prior to the Separation Date, all Company property in Executive ’s possession, including, but not limited to, credit cards, security key cards, telephone cards, mobile phone, computer software, electronic equipment, Company identification cards, laptop computers, Company records and copies of records, correspondence and copies of correspondence, and other books and manuals issued by the Company. Notwithstanding the foregoing, benefits payable under the Agreement are not conditioned upon the return of such Company property. After giving effect to such return, Executive represents and warrants that Executive has no Company records or copies of records or correspondence or copies of correspondence. Notwithstanding the foregoing, Executive may retain the phone number associated with her Company-issued cell phone and transfer to his personal cell phone.

8.Protection of Confidential Information. Executive hereby acknowledges that Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company.
9.Confidentiality of the Agreement. Executive agrees that the terms and conditions of this Agreement are confidential and that Executive will not disclose the existence of this Agreement or any of its terms to any third party, other than to Executive’s attorney, accountant or spouse or domestic partner, or as required by law or as may be necessary to enforce this Agreement. Executive shall not be held criminally or civilly liable under any federal, state or local law for any disclosure of a trade secret that: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the applicable trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

10.Restrictive Covenants.

1.Non-Solicit.
The Executive acknowledges and agrees that the Executive will not, at any time for twelve (12) months following the Separation Date, attempt to directly or indirectly (i) induce any crewmember, inclusive of any an employee, officer, representative or agent of JetBlue Airways or its subsidiaries to be employed or perform services elsewhere, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any of their respective customers, suppliers, licensees or other business relations. As used herein, the term “indirectly” includes Executive using other individuals or entities to interfere with existing business relationships of the Company and Executive ’s permitting the use of Executive ’s name by any competitor of the Company to induce or interfere with any Executive or business relationship of the Company.

2.Remedies.

Executive acknowledges that, in view of the nature of the Company’s business and their prior position(s) with the Company, the restrictions contained in Paragraph 10 of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of those provisions would result in irreparable injury to the Company. In the event of a breach, the Company shall be entitled to all available legal and equitable remedies of law, including, but not limited to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach (without proving actual damages or posting a bond or other security).

3.The courts shall be entitled to modify the duration and scope of any restriction contained in this Paragraph 10 to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.

11.Non-Disparagement. Executive agrees that Executive will not publish or communicate to any person or entity disparaging remarks, comments or statements concerning the Releasees. As used in this Paragraph, the term “disparaging” includes, without limitation, remarks, comments, or statements to the press or any individual or entity, including statements to any online entity or platform (i.e. Facebook, LinkedIn, Twitter, Reddit, etc.) are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business, or its reputations and/or interests.

12.Violation of this Agreement. Should Executive breach this Agreement, or is found to have engaged in any misconduct in violation of Company policy warranting termination of his at-will employment during the Advisory Period; or if Executive violates the restrictive covenants in Sections 9, 10, or 11, the Company’s obligation to make or continue future payments and benefits under this Agreement shall terminate. Executive must notify JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 (attn: Tracy Lawlor,

Chief People Officer), within 5 business days of Executive’s intent to resign his employment through the Separation Date.
Any rights to vested retirement benefits shall be controlled by the governing plan documents.

13.Non-Assignment of Rights. Executive warrants that Executive has not assigned or transferred any right or claim described in the general release given in Paragraph 5 above.

14.Protected Rights. Notwithstanding any other provision of this Agreement, nothing herein is intended to prevent Executive from disclosing information to any federal, state or local government agency under any whistleblower or similar statute. Executive may do so without disclosure to the Company, and the Company may not retaliate against Executive for such activity. Further, Executive shall not be held criminally or civilly liable under any federal, state or local law for any disclosure of a trade secret that: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive ’s attorney and use the applicable trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. No provision of this Agreement shall prevent Executive from participating in any proceeding by or before, or filing a charge with the EEOC, OSHA, SEC, FINRA CFTC, CFPB, the New York State Division of Human Rights (“NYSDHR”), the New York City Commission of Human Rights (“NYCCHR”), the local police department, or comparable state or local agency to the extent permitted by law, provided, however, that Executive acknowledges and agrees that Executive hereby waives any and all right to any monetary or personal relief or recovery resulting from such proceeding or any other proceeding related to any cause or matter settled or waived pursuant to this Agreement.

15.Consideration Period. Executive acknowledges that Executive may take up to twenty-one (21) calendar days to review and to consider whether or not Executive will accept this Agreement (the “Consideration Period”). To the extent that Executive has elected to enter into this Agreement prior to the end of the Consideration Period, Executive has done so voluntarily and has knowingly waived any remainder of the Consideration Period. Executive acknowledges and understands that failure to sign and return the executed Agreement by the Consideration Period will result in denial of the benefits described in Paragraph 3(b) through (g) of the Agreement, unless the Company agrees in writing to extend the Consideration Period.

16.Acknowledgements. Executive acknowledges that Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it fully for up to twenty-one (21) days; (c) has been, and is hereby, advised by the Company in writing to consult with an attorney of Executive’s own choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an independent attorney of Executive’s own choosing or has had a reasonable opportunity to do so; (e) has had answered to Executive s satisfaction any questions Executive has asked with regard to the meaning and significance of any of the terms or provisions of this Agreement; and (f) is signing this Agreement voluntarily and of Executive’s own free will and agrees to all the terms and conditions contained herein.

17.Revocation Period and Effective Date. Executive may accept this Agreement by signing it and returning it (by overnight or hand delivery) to JetBlue Airways Corporation, 27- 01 Queens Plaza North, Long Island City, New York 11101 (attn: Tracy Lawlor, Chief People Officer, JetBlue Airways Corporation) prior to the end of the Consideration Period. Executive may revoke this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering to the Company at the above address a notarized written notice of Executive ’s desire to revoke the Agreement that is received by no later than 5:00 PM Eastern Time on the last day comprising the Revocation Period; provided, that if the last day of the Revocation Period would otherwise fall on a Saturday, Sunday or legal holiday, the last day of the Revocation Period shall instead be deemed to be the next business day. This Agreement shall become effective and irrevocable automatically upon the expiration of the Revocation Period, if Executive does not revoke it in the aforesaid manner (the “Effective Date”). In the event that Executive does not accept this Agreement within the Consideration Period as set forth above, or Executive revokes it during the Revocation Period, the terms of this Agreement shall immediately become null and void and Executive will not be eligible for the payments described herein.

18.Duty to Cooperate. In the event that any non-party to this Agreement, including, but not limited to, any current or former crewmember of, or applicant/candidate for employment with, the Company, or any governmental agency, issues a subpoena to, or requests information or documents from, Executive relating to Executive’s employment at the Company, Executive agrees that, within five (5) days of receiving any such subpoena or request, Executive will notify Brandon Nelson, General Counsel and Corporate Secretary, 27-01 Queens Plaza North, Long Island City, New York 11101 of such subpoena or Request. Executive further agrees to provide full and reasonable cooperation with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved during Executive ’s employment with the Company or of which Executive has knowledge, including by meeting with the Company and its counsel and/or providing testimony after being provided with reasonable notice. The Company shall work with Executive on reasonably scheduling any meetings and/or appearances. Following Executive’s Separation Date, the Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with such cooperation or in assisting the Company under this provision for non- testimonial activities, including investigations, trial preparation and document reviews.

19.No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Executive other than to comply with the terms of this Agreement.

20.Tax Liability. All amounts payable and benefits provided under this Agreement shall be subject to deductions for taxes and other withholdings as required by applicable law. Executive acknowledges that Executive bears the responsibility to pay all taxes on the payments and benefits described in Paragraph 3 above.

21.Section 409A
1.General Compliance. This Agreement will be interpreted and administered in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and Department of the Treasury regulations and other interpretive guidance promulgated thereunder (together, “Section 409A”). Notwithstanding any other provision of this Agreement, payments provided under this Agreement will be made only upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. Each payment or separate installment made to Executive pursuant to this Agreement will be designated as a separate payment for purposes of Section 409A. Any payments to be made upon separation of employment will be made only upon a “separation from service” within the meaning of Section 409A. Notwithstanding this Paragraph 21, the Company makes no representation that the payments and benefits provided under this Agreement will comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of noncompliance with Section 409A. The Company may modify the payments and benefits provided under this Agreement at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Paragraph 21(a) shall not create any obligation on the part of the Company to do so.
2.Specified Executives. If at any time the Company determines that Executive is a “Specified Executive” within the meaning of Section 409A, any amounts of nonqualified deferred compensation payable to Executive by reason of separation of employment, pursuant to this Agreement or otherwise, will not be paid until the earlier of the first payroll date to occur following the six-month anniversary of Executive’s separation from service or, if earlier, following Executive’s death. The aggregate amount of any payments that would otherwise have been made before such date will be paid to Executive, without interest, in a lump sum on such payroll date, and thereafter, any remaining payments will be paid without delay in accordance with the original schedule of payment.
3.Reimbursements and In-Kind Benefits. The amount of any in-kind benefits provided or expenses for which Executive is eligible to receive reimbursement during any calendar year will not affect the amount of any in- kind benefits provided or expenses for which Executive is eligible to receive reimbursement during any other calendar year, and any rights to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.
22.Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York applicable to contracts fully executed and performed entirely in such State. Any legal action or proceeding with respect to this Agreement shall be brought in the state and federal courts encompassing Long Island City, New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect to any legal action or proceeding with respect to this Agreement. The parties also agree to wave any right to a jury trial in connection with alleged breach of this Agreement.

23.Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction or an arbitrator to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. Upon any finding by a court of competent jurisdiction or an arbitrator that the waiver and release provided herein is illegal, invalid or unenforceable, Executive agrees, at the Company’s request, to execute promptly a waiver and release of comparable scope that is legal and enforceable.

24.Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and Executive regarding the terms and conditions of Executive ’s separation from the Company, and supersedes any and all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, if any, regarding the terms and conditions of Executive ’s separation from the Company.

25.Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto that explicitly states the intent of the parties to supplement the terms of this Agreement.

26.Counterparts. This Agreement may be executed in separate counterparts (including by electronic signature or transmission), each of which shall be considered an original and all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
JetBlue Airways Corporation

/s/ Tracy Lawlor
By: Tracy Lawlor
Title: Chief People Officer
Date: 20/07/2024

Accepted and Agreed:

/s/ Brandon Nelson
Brandon Nelson
Date: 19/07/2024

Supplemental Release
This Supplemental Release forms the General Release (the “Supplemental Release”) between Brandon Nelson (“Executive”) and JetBlue Airways Corporation (the “Company”).

1.In consideration of the obligations of the Company in the Separation Agreement dated July 17, 2024, specifically the payments and benefits described in Paragraph 3 of the Separation Agreement to which Executive acknowledges that Executive was not otherwise entitled, Executive (on behalf of Executive and Executive’s heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, executives, insurers, agents (hereinafter referred to collectively as the “Releasees”), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever which Executive , Executive’s heirs, executors, administrators and assigns has against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date Executive executes this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but not limited to, any or all matters relating to Executive’s employment by the Company and the separation thereof, Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964(“Title VII”), the Americans with Disabilities Act of 1990 (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 U.S.C. §§ 1981-86, the Equal Pay Act (“EPA”), the Family and Medical Leave Act of 1993 (“FMLA”), the Executive Retirement Income Security Act of 1974 (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, Occupational Safety and Health Act of 1970, all New York state labor and employment laws, including, but not limited to the New York Executive Law, the New York Human Rights Law, the New York Equal Rights Law, the New York Rights of Persons with Disabilities Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Bias Against Cancer Victims Law, the New York Adoptive Parents’ Child Care Leave Law, the New York Smokers’ Rights Law, the New York Paid Family Leave Law the New York Labor Law, the New York Civil Rights Law the New York Constitution, New York City’s Earned Safe and Sick Time Act, New York Common law, all New York City labor and employment laws, including, but not limited to, the New York City Administrative Code, the New York City Human Rights Law, as amended, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, breach of public policy, libel, slander, defamation, breach of privacy, wrongful discharge/termination, and infliction of emotional distress, any other applicable international, federal, state or local law, any claims related to harassment, discrimination, or retaliation by any Executive or agent of the Company (including off-duty conduct).

Nothing in this Paragraph, or in the Supplemental Release generally (i) shall be construed as a release or waiver of any claim or right that may arise after the execution of this Agreement; (ii) shall be construed as a release or waiver of any rights under ERISA that Executive may have to vested benefits as of the Effective Date of this Supplemental Release; (iii) constitutes a release or waiver of any claim or right Executive may have for workers’ compensation, unemployment compensation, and/or under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); or (iv) constitutes a release or waiver or any claim or right that cannot lawfully be released (subsections (i)-(iv) of this paragraph to be collectively referred to as the “Excluded Claims”).
2.Executive acknowledges that Executive may take up to twenty-one (21) calendar days to review and to consider whether or not Executive will accept this Supplemental Release (the “Consideration Period”). To the extent that Executive has elected to enter into this Supplemental Release prior to the end of the Consideration Period, Executive has done so voluntarily and has knowingly waived any remainder of the Consideration Period. Executive acknowledges and understands that failure to sign and return the executed Agreement by the Consideration Period will result in denial of the benefits described in Paragraph 3 of the Separation Agreement, unless Company agrees in writing to extend the Consideration Period.
3.Executive acknowledges that Executive: (a) has carefully read this Supplemental Release in its entirety; (b) has been given an opportunity to consider it fully for up to twenty-one
(21) days; (c) has been, and is hereby, advised by the Company in writing to consult with an attorney of Executive ’s own choosing in connection with this Supplemental Release;
(d) fully understands the significance of all of the terms and conditions of this Supplemental Release and has discussed them with an independent attorney of Executive’s own choosing or has had a reasonable opportunity to do so; (e) has had answered to Executive’s satisfaction any questions Executive has asked with regard to the meaning and significance of any of the terms or provisions of this Supplemental Release; and (f) is signing this Supplemental Release voluntarily and of Executive’s own free will and agrees to all the terms and conditions contained herein.
4.Executive may accept this Supplemental Release by signing it and returning it (by overnight or hand delivery) to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 (attn: Tracy Lawlor, Chief People Officer, JetBlue Airways Corporation) prior to the end of the Consideration Period.
Executive may revoke this Supplemental Release for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering to the Company at the above address a notarized written notice of Executive ’s desire to revoke the Supplemental Release that is received by no later than 5:00 PM Eastern Time on the last day comprising the Revocation Period; provided, that if the last day of the Revocation Period would otherwise fall on a Saturday, Sunday or legal holiday, the last day of the Revocation Period shall instead be deemed to be the next business day.

This Supplemental Release shall become effective and irrevocable automatically upon the expiration of the Revocation Period, if Executive does not revoke it in the aforesaid manner (the “Effective Date”). In the event that Executive does not accept this Supplemental Release within the Consideration Period as set forth above, or Executive revokes it during the Revocation Period, Executive will not be eligible for any further payments under the Separation Agreement.

5.This Supplemental Release, together with the Separation Agreement, constitute the sole and entire agreements between the Company and Executive regarding the terms and conditions of Executive’s separation from the Company, and supersede any and all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, if any, regarding the terms and conditions of Executive’s separation from the Company.
6.All other provisions of the Separation Agreement remain in full force and effect.

Accepted and Agreed:

Brandon
Nelson
Crewmember ID:
Personal Email:

Date